Exhibit 10.13

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN
Restricted Share Award Certificate
Artisan Partners Asset Management Inc. (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded restricted shares of Artisan’s Class A common stock (“Restricted Shares”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its subsidiaries.

Grantee:	[ ]
Grant Date:	[ ]
Number of Restricted Shares:	[ ]
Vesting Schedule:	20% of the Restricted Shares will vest on [ ] of each of [ ], [ ], [ ], [ ], and [ ]. There is no proportionate or partial vesting in the period prior to a vesting date.
This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Restricted Share Award Agreement or Amended and Restated Restricted Share Award Agreement, as applicable, dated [ ] (including any schedules and appendices thereto) (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.
Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.
Artisan may, in its sole discretion, deliver this Restricted Share Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.	Grantee
By:
Title:

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED SHARE AWARD AGREEMENT
This Restricted Share Award Agreement (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Asset Management Inc. (“Artisan”) is effective [ ].

1.
The Plan. Awards of restricted shares of Class A common stock (“Restricted Shares”) are made pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan.

2.
Forfeiture. Subject to Section 3 and the terms of any employment, severance or similar agreement between Grantee and the Company, if Grantee’s Employment with the Company terminates for any reason prior to a vesting date, any then unvested Restricted Shares shall be automatically forfeited and the Company shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement.

3.	Acceleration.

(a)
Change in Control: Upon a Change in Control, any outstanding Restricted Shares will immediately vest in full, provided that if Grantee is a named executive officer of Artisan those outstanding Restricted Shares will be treated in accordance with the terms of the Plan.

(b)
Death or Disability: Upon termination of Grantee’s employment with the Company by reason of death or Disability, the Restricted Shares will vest in full as of the date of such termination. For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

4.
Issuance and Delivery. Artisan may issue stock certificates or evidence Grantee’s interest in Restricted Shares by using a book entry account with Artisan’s transfer agent. Upon the vesting of Restricted Shares, Artisan will cause to be delivered to Grantee shares of Common Stock free from risk of forfeiture (but still bearing and/or subject to any other legends that may be required by Artisan).

5.
Non-Transferability. Prior to vesting, Restricted Shares may not be sold, transferred, assigned, pledged, hedged or otherwise disposed of in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of the Restricted Shares in violation of this Award Agreement shall be void and of no effect.

6.
Privileges of Share Ownership. Subject to Sections 4 and 5, effective upon the applicable Grant Date, Grantee shall have all rights of a shareholder of Artisan with respect to the Restricted Shares granted on that Grant Date, including voting rights and rights to dividends. For the avoidance of doubt, Grantee shall have no rights with respect to any forfeited shares. Notwithstanding the foregoing, the Restricted

Shares are subject to the Stockholders Agreement, dated as of March 12, 2013 (the “Stockholders Agreement”), including the irrevocable voting proxy included therein. IF GRANTEE IS NOT ALREADY A PARTY TO THE STOCKHOLDERS AGREEMENT, THEN, AS A CONDITION TO GRANTEE’S RECEIPT OF RESTRICTED SHARES, GRANTEE SHALL EXECUTE A JOINDER TO THE STOCKHOLDERS AGREEMENT IN FORM AND SUBSTANCE SATISFACTORY TO ARTISAN.

7.	Restrictive Covenants. GRANTEE AGREES TO BE SUBJECT TO THE RESTRICTIVE COVENANTS SET FORTH IN APPENDIX A TO THIS AWARD AGREEMENT.

8.
Section 83(b) Election. Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of Restricted Shares, if Grantee is filing a U.S. federal income tax return for the year in which the grant of Restricted Shares occurs, Grantee may file an election (the “Election”) with the United States Internal Revenue Service, within 30 days of the grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the Grant Date. This will result in recognition of taxable income to Grantee on the Grant Date, equal to the Fair Market Value of the Restricted Shares on such date. Absent an Election, taxable income will be measured and recognized by Grantee at the time the Restricted Shares vest. Grantee is hereby encouraged to seek the advice of Grantee’s own tax consultants in connection with the advisability of filing the Election. GRANTEE UNDERSTANDS THAT ANY TAXES PAID AS A RESULT OF THE FILING OF THE ELECTION GENERALLY WILL NOT BE RECOVERED IF THE RESTRICTED SHARES ARE FORFEITED TO ARTISAN. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT ARTISAN’S TO TIMELY FILE THE ELECTION, EVEN IF GRANTEE REQUESTS ARTISAN OR ITS REPRESENTATIVE TO MAKE THIS FILING ON GRANTEE’S BEHALF. GRANTEE MUST NOTIFY ARTISAN WITHIN 10 BUSINESS DAYS OF FILING ANY ELECTION.

9.
Tax Withholding. In connection with vesting or an Election, Grantee will pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state and local tax and social security withholding obligations of the Company. At its sole discretion, in connection with vesting, Artisan may provide and/or require for payment by Grantee of withholding taxes through either (i) cash payment or (ii) remitting to Artisan shares of Common Stock with a fair market value (determined as of the date of vesting), in either case in an amount equal to the statutory minimum amount of taxes required to be withheld. In the latter case, without any further action by Grantee, Artisan will cause its transfer agent to deduct the shares of Common Stock to be remitted from the shares of Common Stock held of record by the Grantee (“Net Share Settle”). If Grantee shall fail to make such payment or otherwise satisfy such obligations, the Company shall, to the extent permitted by law, have the right (but not the obligation) to withhold delivery of vesting shares and/or deduct from any payment of any kind otherwise due to Grantee any federal, state or local tax and social security withholding obligations with respect to the Restricted Shares. Notwithstanding the foregoing, if at the time of vesting Grantee is a named executive officer of Artisan for whom the Company has withholding obligations, Grantee will be required to Net Share Settle, unless another method is specifically approved by the Compensation Committee of the Board of Directors of Artisan.

10.	Compliance with Securities Laws. The issuance and delivery of Restricted Shares shall be subject to compliance by Artisan and Grantee with all applicable requirements under federal and state securities laws and with all applicable rules of the New York Stock Exchange. Restricted Shares will not be issued or delivered unless and until any then applicable requirements of federal and state laws and regulatory agencies have been fully complied with to the satisfaction of Artisan.

11.
Entire Agreement. This Award Agreement, together with any restricted share award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) between the Company and Grantee with respect to such subject matter.

12.
Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in the Company’s records.

13.
Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

14.
Choice of Forum. As a condition to Grantee’s receipt of the Restricted Shares, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement.

15.	Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

16.
Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan and any other documents related to the Restricted Shares by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.	Grantee
By:
Title:

Appendix A: Restrictive Covenants

1.	Definitions. For purposes of this Appendix A:
“Artisan Client” means each of the following:

•
Any client of the Artisan Group (i) for which Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•
Any investor in a mutual fund, UCITS fund, private fund or other pooled investment vehicle advised, promoted, or sponsored by the Artisan Group (each, an “Artisan Pooled Vehicle”) (i) for which investor the Grantee provided services (such as investment management services to the relevant Artisan Pooled Vehicle or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•
Any employee, partner or director of a financial intermediary, financial adviser or planner, consultant or broker-dealer (each, a “Client Intermediary”) (i) to whom the Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding the Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

“Artisan Group” means Artisan Partners Asset Management Inc. and each of its subsidiaries and affiliates (including, for the avoidance of doubt, Artisan Partners Limited Partnership).
“Artisan Prospective Client” means any person or entity for which the Artisan Group made a proposal to perform services in which the Grantee participated by means of substantive personal contact with the person or entity or the agents of the person or entity during the 12 months preceding the Grantee’s last date of Employment. For the avoidance of doubt, “Artisan Prospective Client” shall include a person or entity with respect to which this definition otherwise applies, including but not limited to financial intermediaries, financial advisers or planners, consultants, and broker dealers, notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Pooled Vehicle.
“Competitive Enterprise” means any business enterprise that either (i) engages in any activity that competes with any then-current activity of the Artisan Group, including, without limitation, investment management services, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
“Restricted Period” means the period during which Grantee is Employed and for a period of one year immediately following termination of Grantee’s Employment for any reason.
“Restricted Person” means an individual who, at the time of the solicitation, was an employee of the Artisan Group and: (i) was an executive officer, portfolio manager (including associate or co-portfolio manager), or managing director of the Artisan Group (a “top-level employee”), had special skills or knowledge important to the Artisan Group, or had skills that are difficult for the Artisan Group to replace, and (ii) with whom Grantee had a working relationship or about whom Grantee acquired or possessed specialized knowledge, in each case, in connection with Grantee’s employment and during the 18 months prior to the termination of Grantee’s employment.
“Restricted Services” means any activity that Grantee was engaged in on behalf of the Artisan Group at any time during the 12 months preceding Grantee’s last date of Employment.

“Territory” means anywhere in the world.

2.
Non-Competition. If during any portion of Grantee’s Employment with the Company Grantee is or was an Executive Officer of Artisan or a decision-making portfolio manager (meaning he or she has or had investment discretion) with respect to any client accounts, then the terms and conditions of this Section 2 shall apply. As a necessary measure to protect the confidential trade secrets and proprietary information of the Artisan Group, Grantee agrees that during the Restricted Period he or she will not, directly or indirectly, (i) hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 5% or less interest in a publicly traded entity which is only held for passive investment purposes); (ii) provide Restricted Services anywhere in the Territory to a Competitive Enterprise; or (iii) manage or supervise personnel engaged in providing Restricted Services anywhere in the Territory on behalf of a Competitive Enterprise. As it relates to the practice of law, the terms of this Section 2 and the terms of any other similar provision agreed to by the parties hereto shall be binding and effective upon Grantee only to the extent permissible under the Rules of Professional Conduct or any other professional or ethical rules governing the practice of law that Grantee may be subject to. Further, the prohibitions in this Section 2 shall not apply to Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing.

3.
Non-Solicitation of Clients and Prospective Clients. Grantee agrees that during the Restricted Period he or she will not induce or attempt to induce any Artisan Client or Artisan Prospective Client to use the investment management services (including by way of investing in a mutual fund, UCITS fund or other pooled investment vehicle) of any person or entity other than the Artisan Group or to cease using the investment management services (including any Artisan Pooled Vehicle) of the Artisan Group. The prohibitions in this Section 3 shall not apply to (i)  Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing, or (ii) the provision of services by Grantee to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Client.

4.	Non-Solicitation of Restricted Persons.

(a)
Non-Solicitation of Restricted Persons. Grantee agrees that during the Restricted Period he or she will not directly or indirectly solicit or attempt to solicit any Restricted Person to terminate employment for the purpose of engaging in, or starting a business which engages in, a Competitive Enterprise.

(b)
No Hire of Restricted Persons. To the extent not prohibited by local or state laws, Grantee agrees that during the Restricted Period he or she will not hire, employ or otherwise use the services of a Restricted Person.

(c)
With respect to Sections 4(a) and 4(b) above, the parties hereto agree that it shall be conclusively presumed to have resulted from an impermissible solicitation, and therefore it shall be a deemed violation of such section, if during the Restricted Period, the Grantee and one or more persons who was an Artisan portfolio manager (including associate or co-portfolio manager) at any time within the period of 18 months prior to termination of the Grantee’s Employment, become employed by either the same employer or an affiliate thereof, or otherwise become affiliated as partners, contractors or other personal service providers with an entity together with its affiliates, to provide Restricted Services for the benefit of a Competitive Enterprise or any affiliate of a Competitive Enterprise.

5.
Included Actions. Grantee shall be deemed to have taken any action which is prohibited by this Appendix A and to be in violation of this Appendix A if Grantee takes such action directly or indirectly, or if it is taken by any person or entity with whom Grantee is associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any person or entity directly or indirectly controlled by, controlling or under common control with Grantee.

6.
Injunctive Relief; Enforceability of Restrictive Covenants. Grantee acknowledges that irreparable injury may result to the Artisan Group if Grantee breaches the provisions of this Appendix A and agrees that the Artisan Group will be entitled, in addition to all other legal remedies available to the Artisan Group, to an injunction or other equitable relief by any court of competent jurisdiction to prevent or restrain any breach of this Appendix A. The parties hereto acknowledge that the restrictions on Grantee imposed by this Appendix A are reasonable in both duration and geographic scope and in all other respects for the protection of the Artisan Group, and its business, goodwill, and property rights. Grantee acknowledges that the restrictions imposed in this Appendix A will not prevent Grantee from earning a living in the event of, and after, the end of Grantee’s Employment. Grantee further acknowledges that Grantee had the opportunity to consult with his or her legal, tax and financial advisors regarding the restrictions imposed in this Appendix A prior to accepting this Award Agreement.

7.
Severability. Should any provision of this Appendix A be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Appendix A shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Appendix A. The parties agree that any such court is expressly authorized to modify any such unenforceable provision, whether by revising or deleting the offending provision, or by making such other modifications to this Appendix A as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Appendix A as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Appendix A be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Appendix A shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

8.
Survival of Provisions. The obligations contained in this Appendix A will survive, and will remain fully enforceable after, the vesting of any and all shares awarded pursuant to this Award Agreement, any termination of this Award Agreement, and the termination of the Grantee’s Employment for any reason.